Exhibit 10.1

[***] Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

DIPLOMAT PHARMACY, INC.

Form of Modified Restricted Stock Unit Award Agreement  (Performance-Based)

Sign-On Inducement Equity Award

Grantee:  Brian Griffin

Grant Date:  June 4, 2018

Number of Restricted Stock Units:  374,625

1.         Grant of RSUs.   Pursuant to and subject to the terms and conditions set forth herein, effective as of the Grant Date set forth above, Diplomat Pharmacy, Inc. (the “Company”) grants to the Grantee identified above an award of 374,625 Restricted Stock Units (the “RSUs”), subject to increase or decrease as provided herein, on the terms and subject to the conditions set forth in this Restricted Stock Unit Award Agreement (this “Agreement”). Although the RSUs are being granted as an inducement grant and not under any equity incentive compensation program of the Company, this Agreement shall be construed as if such RSUs had been granted under the Diplomat Pharmacy, Inc. 2014 Omnibus Incentive Plan (the “Plan”) in accordance and consistent with, and subject to, the provisions of the Plan, the terms of which are incorporated herein by reference. Except as expressly set forth herein, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail. Each RSU that becomes earned and vested in accordance with the terms of this Agreement represents the right to receive one share of common stock, no par value, of Diplomat Pharmacy, Inc. (“Common Stock”).  Capitalized terms not defined in this Agreement have the meanings ascribed to such terms in the Plan.

2.         Vesting of RSUs.  Grantee shall have no right or entitlement in respect of the RSUs unless and to the extent the RSUs become vested in accordance with this Agreement. The RSUs shall vest on the Determination Date (as defined below) dependent on the following:

(a)        Revenues. Forty percent (40%) of the RSUs (“Revenue-based RSUs”) shall vest as follows:

(i)         100% of the Revenue-based RSUs shall vest if the Company’s revenue combined for fiscal years ended December 31, 2018  (the “2018 Performance Year”) and December 31, 2019 (the “2019 Performance Year” along with the 2018 Performance Year, each a “Performance Year”)  is at least equal to $[***].

(ii)       200% of the Revenue-based RSUs shall vest if the Company’s revenue combined for the 2018 Performance Year and 2019 Performance Year is at least equal to $[***].

(iii)      300% of the Revenue-based RSUs shall vest if the Company’s revenue combined for the 2018 Performance Year and 2019 Performance Year is at least equal to $[***].

(iv)       400% of the Revenue-based RSUs shall vest if the Company’s revenue combined for the 2018 Performance Year and 2019 Performance Year is at least equal to $[***].

(v)        Grantee will forfeit 100% of the Revenue-based RSUs if the Company’s revenue combined for the 2018 Performance Year and 2019 Performance Year is less than $[***].

(vi)       Grantee will earn a number of Revenue-based RSUs corresponding to the linear increase in the Company’s revenue combined for the 2018 Performance Year and 2019 Performance Year above each of the revenue thresholds set forth in subsections (a)(i)-(a)(iii) above.

(b)        Adjusted EBITDA.  Sixty percent (60%) of the RSUs (“Adjusted EBITDA-based RSUs”) shall vest on the Determination Date dependent on the following:

(i)         100% of the Adjusted EBITDA-based RSUs shall vest if the Company’s Adjusted EBITDA (to be calculated in the same manner as under the Diplomat Pharmacy, Inc. Annual Performance Bonus Plan) combined for the 2018 Performance Year and 2019 Performance Year is at least equal to $[***].

(ii)       200% of the Adjusted EBITDA-based RSUs shall vest if the Company’s Adjusted EBITDA combined for the 2018 Performance Year and 2019 Performance Year is at least equal to $[***].

(iii)      300% of the Adjusted EBITDA-based RSUs shall vest if the Company’s Adjusted EBITDA combined for the 2018 Performance Year and 2019 Performance Year is at least equal to $[***].

(iv)       400% of the Adjusted EBITDA-based RSUs shall vest if the Company’s Adjusted EBITDA combined for the 2018 Performance Year and 2019 Performance Year is at least equal to $[***].

(v)        Grantee will forfeit 100% of the Adjusted EBITDA-based RSUs if the Company’s Adjusted EBITDA combined for the 2018 Performance Year and 2019 Performance Year is less than $[***].

(vi)       Grantee will earn a number of Adjusted EBITDA-based RSUs corresponding to the linear increase in the Company’s Adjusted EBITDA combined for the 2018 Performance Year and 2019 Performance Year above each of the Adjusted EBITDA thresholds set forth in subsections (b)(i)-(b)(iii) above.

(c)        Effect of Mergers and Acquisitions or Divestitures.  In the event the Company consummates the acquisition or divestiture, of an entity or assets, with a transaction value of greater than $25,000,000 (as determined by the Board or the Compensation Committee, in its reasonable discretion), the Company will modify the performance goals set forth in Sections 2(a) and 2(b) herein, respectively, to reflect the expected revenue and Adjusted EBITDA as a result of the transaction(s), on a prospective basis upon closing of a transaction.

(d)        Rounding of Earned RSUs.  The Board or Compensation Committee shall round, up or down to the nearest whole number, the number of earned RSUs and the revenue and Adjusted EBITDA for each Performance Year, in its sole discretion provided that it calculates such measures consistently for all RSUs with Grant Dates in the same year.

(e)        Timing of Determination of Vesting of RSUs.  Except as further set forth in Section 3(b) herein, whether and the extent to which RSUs become vested under Sections 2(a) and 2(b) herein will be determined as of the earlier of the following dates (the “Determination Date”) (i) the date the Company files with the Securities and Exchange Commission its Annual Report on Form 10-K for the 2019 Performance Year, which includes the audited financial statements for such year, or (ii) if the filing specified in the foregoing clause (i) is not made by March 31 of the year following the Performance Year, the date the Audit Committee of the Board of Directors of the Company approves the financial statements of the Company for the 2019 Performance Year.

(f)        Forfeiture of Unvested RSUs.  Except as further set forth in Section 3(b) herein, upon the Determination Date, any RSUs that have not vested under Sections 2(a) and 2(b) herein shall expire, terminate and be forfeited and of no further force or effect. Each RSU that becomes vested under Sections 2(a) and 2(b) herein shall be eligible to become vested in accordance with and subject to the terms and conditions set forth in Sections 3 and 4 herein.

3.         Vesting.

(a)        Normal Vesting.  Grantee shall have no right or entitlement in respect of the RSUs unless and to the extent the RSUs have become vested in accordance with Sections 2(a) and 2(b), respectively, herein.

(b)        Accelerated Vesting as a Result of Increase in Shareholder Value.  Notwithstanding Section 3(a) herein, in the event that the Company enters into a strategic transaction during the 2019 Performance Year that does not result in a Change  in  Control, but has the effect of increasing the Company’s  stock price so that the Company’s closing stock price following the public announcement of such strategic transaction equals or exceeds  [***]% of the 365-day average trading price immediately prior to the announcement of such strategic transaction  and such increased stock price is sustained for a period of [***] consecutive trading days during the 2019 Performance Year or, for public announcements that occur after December 2, 2019 with respect to a strategic transaction that is entered into during the 2019 Performance Year,  the 20 consecutive trading days immediately following the public announcement of such strategic transaction,  upon verification by the Board or Compensation Committee, that the foregoing criteria was met, 400% of the RSUs shall vest immediately.

4.        Accelerated Vesting upon Termination after Change in Control.  Notwithstanding Section 3 herein, upon the termination without Cause by the Company or a Subsidiary (or a successor, as applicable) of Grantee’s service as an employee or if Grantee resigns for Good Reason (as defined in Section 6 herein) in connection with or within one year following the consummation of a Change in Control, then the vesting of any unvested portion of the RSUs shall accelerate such that 100% of the RSUs shall vest, effective immediately prior to such termination of Grantee’s employment.  In the event of a Change in Control, if the Company’s successor (which, for the purposes of this provision, is the acquirer of the Company’s assets in a Change in Control resulting from the sale of all or substantially all of the Company’s assets) does not agree to assume this Agreement, or to substitute an equivalent award or right for this Award, and if Grantee has remained continuously employed from the Grant Date to the date of the Change in Control, and does not voluntarily resign without continuing with the Company’s successor, then the vesting of any unvested portion of the RSUs shall accelerate such that the RSUs shall be vested to the same extent as if Grantee had been terminated without Cause as described in this Section 4, effective immediately prior to, and contingent upon, the consummation of such Change in Control.

5.         Termination of Employment.  Upon termination of Grantee’s employment with the Company or a Subsidiary for any reason, vesting of the RSUs shall terminate and any portion of the RSUs that are unvested at the time of termination of Grantee’s employment with the Company or a Subsidiary shall expire, terminate and be forfeited and of no further force or effect.

6.         Certain Definitions.

(a)        As used herein, “Good Reason” shall mean Grantee’s resignation due to the occurrence of any of the following conditions which occurs without Grantee’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied:  (1) a reduction of Grantee’s then current base salary by 10% or more unless such reduction is part of a generalized salary reduction affecting similarly situated employees; (2) a change in Grantee’s position with the Company that materially reduces Grantee’s duties, level of authority or responsibility; (3) a material breach of any employment agreement between Grantee and the Company or a Subsidiary (if any); or (4) the Company conditions Grantee’s continued service with the Company on Grantee’s being transferred to a site of employment that would increase Grantee’s one-way commute by more than 50 miles from Grantee’s then principal residence.  In order for Grantee to resign for Good Reason, Grantee must provide written notice to the Company of the existence of the Good Reason condition within 30 days of the initial existence of such Good Reason condition.  Upon receipt of such notice, the Company will have 30 days during which it may remedy the Good Reason condition and not be required to provide for the vesting acceleration described herein as a result of such proposed resignation.  If the Good Reason condition is not remedied within such 30-day period, Grantee may resign based on the Good Reason condition specified in the notice effective no later than 30 days following the expiration of the 30-day cure period.

(b)        As used herein, “Change in Control” shall mean a transaction or series of related transactions that meets the definition of the term “Change in Control” in the Plan.

7.         Settlement of RSUs and Issuance of Shares.  Subject to Section  12 herein regarding withholding tax, as soon as practicable (but within 15 days) after an RSU becomes both earned and vested, the Company will issue and transfer to the Grantee one share of Common Stock.  No fractional shares will be issued.

8.         Dividend Equivalent Rights.  For each cash dividend that is declared on the Common Stock after the date of this Award and prior to the vesting date of an RSU and that is payable on or before the vesting date of the RSU, then, on the payment date of such dividend, Grantee shall be credited with an amount equal to the amount dividends that would have been paid to Grantee if one share of Common Stock had been issued on the Grant Date for each RSU granted to Grantee under this Award that is outstanding on the date of payment of the dividends.  Each such credited amount shall vest on the same date that the respective RSUs become vested, and the vested credited amount (less tax withholdings) shall be paid in cash to Grantee, without interest, on the 30th day following the date the respective RSUs become vested.

9.         Non-Transferability of RSUs.  The RSUs are personal to Grantee and are not transferable by Grantee.

10.       Restrictive Covenants; Compensation Recovery.  By signing this Agreement, Grantee acknowledges and agrees that the RSUs (and any stock or stock-based award previously granted by the Company or a Subsidiary to Grantee, including under the Plan, or otherwise) shall (i) be subject to forfeiture as a result of Grantee’s violation of any agreement with the Company or a Subsidiary regarding non-competition, non-solicitation, confidentiality, non-disparagement, inventions and/or similar restrictive covenants (the “Restrictive Covenants Agreement”), and (ii) be subject to forfeiture and/or recovery under any compensation recovery policy that may be adopted from time to time by the Company or any of its Subsidiaries. For avoidance of doubt, compensation recovery rights to the RSUs or other shares of Company stock (including shares of stock acquired under previously granted stock-based awards) shall extend to the proceeds realized by Grantee due to sale or other transfer of such stock. Grantee’s prior execution of the Restrictive Covenants Agreement was a material inducement for the Company’s grant of the RSUs under this Agreement.

11.       Rights of Grantee.  Nothing contained in this Agreement shall (i) interfere with or limit in any way the right of the Company or a Subsidiary to terminate Grantee’s employment at any time and for any or no reason, (ii) confer upon Grantee any right to be selected as a Plan Participant or give Grantee any claim to be granted any award under any option or other benefit plan or to be treated uniformly with other Participants and employees, or (iii) require or permit any adjustment to the number of RSUs upon or as a result of the occurrence of any subsequent event (except as provided herein or as provided in Section 13 of the Plan).  Since no property is transferred to Grantee until shares of Common Stock are issued upon vesting of earned RSUs, Grantee acknowledges and agrees that Grantee cannot and will not attempt to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, to include the fair market value of the RSUs in Grantee’s gross income for the taxable year of the grant of the Award.

12.       Withholding of Taxes.  The Company will determine, in its discretion, the manner in which to satisfy the tax withholding obligations in connection with the issuance of Common Stock or payment of dividend equivalents upon vesting of RSUs, including, without limitation, any of the following:  (a) withholding from issuance or payment to Grantee of sufficient shares of Common Stock and/or cash having a fair market value sufficient to satisfy the withholding tax obligation; (b) sale of such number of shares of Common Stock having a fair market value sufficient to satisfy the withholding tax obligation and application of the proceeds of the sale to satisfaction of the withholding tax obligation; (c)  payment by Grantee to the Company of the withholding amount by wire transfer, certified check, or other means acceptable to the Company; or (d) by additional payroll withholding from other compensation payable to Grantee.  To the extent that the value of any whole shares of Common Stock withheld exceeds applicable tax withholding obligations, the Company agrees to pay the excess in cash to Grantee through payroll or by check as soon as practicable.  To the extent the tax withholding obligations are satisfied pursuant to subsection (b) in this Section  12, this Section 12 is intended to constitute a written plan pursuant to Rule 10b5-1(c) under the Securities Exchange Act of 1934.  To the extent applicable, Grantee shall take actions necessary to ensure that any such sales shall comply with Rule 144 under the Securities Act of 1933.

13.       Resale Restrictions.  The Company currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the RSUs. The Company currently intends to maintain this registration, but has no obligation to do so. If the registration ceases to be effective, Grantee will not be able to sell or transfer Common Stock issued to Grantee upon vesting of earned RSUs unless an exemption from registration under applicable securities laws is available. Grantee agrees that any resale by Grantee of Common Stock acquired upon vesting of earned RSUs shall comply in all respects with the requirements of all applicable securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the Exchange Act, and the respective rules and regulations promulgated thereunder) and any other law, rule or regulation applicable thereto, as such laws, rules and regulations may be amended from time to time. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue shares of Common Stock or permit their resale if such issuance or resale would violate any such requirements.

14.       Consent to Transfer of Personal Data.  In administering this Agreement, or to comply with applicable legal, regulatory, tax or accounting requirements, it may be necessary for the Company to transfer certain Grantee personal data to a Subsidiary, or to outside service providers, or to governmental agencies. By signing this Agreement and accepting the award of the RSUs, Grantee consents, to the fullest extent permitted by law, to the use and transfer, electronically or otherwise, of Grantee’s personal data to such entities for such purposes.

15.       Consent to Electronic Delivery.  In lieu of receiving documents in hard copy paper format, Grantee agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, documents, forms and communications) in connection with the RSUs and any other prior or future incentive award or program made or offered by the Company, a Subsidiary and their predecessors or successors. Electronic delivery of a document to Grantee may be via a Company or Subsidiary email system or by reference to a location on a Company or Subsidiary intranet site to which Grantee has access.

16.       No Ownership of Common Stock Until Vesting.  Prior to the time an RSU becomes both earned and vested, Grantee shall not possess any incidents of ownership of the share of Common Stock underlying or relating to the RSU, including voting or dividend rights.

17.       Notices.  Any and all notices, designations, consents, offers, acceptances and any other communications provided for herein shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed, in the case of the Company, to the General Counsel of the Company at the principal office of the Company and, in the case of the Grantee, to the Grantee’s address appearing on the books of the Company or to such other address as may be designated in writing by the Grantee.

18.       Successors.  The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of the Grantee and the beneficiaries, executors, administrators, heirs and successors of the Grantee.

19.       Invalid Provision.  The invalidity or unenforceability of any particular provision hereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

20.       Modifications.  Except as provided in this Agreement, no change, modification or waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

21.       Entire Agreement.  This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

22.      Governing Law.  This Agreement and the rights of Grantee hereunder shall be governed, construed, and administered in accordance with the laws of the State of Michigan (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of such jurisdiction or any other jurisdiction).

23.       Headings.  The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

24.       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

25.       Committee Determinations Final and Binding.  The Committee shall have final authority to interpret and construe this Agreement (including the Plan) and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon Grantee and his/her legal representative in respect of any questions arising under this Agreement (including the Plan).

26.       Code Section 409A.  This Agreement (and the benefits and payments provided for under this Agreement) are intended to be exempt from or to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance issued thereunder (“Code Section 409A”), and this Agreement shall be interpreted and administered in a manner consistent with that intention; provided, however, that under no circumstances shall the Company or a Subsidiary be liable for any additional tax or other sanction imposed upon the Grantee, or other damage suffered by the Grantee, on account of this Agreement (or the benefits and payments provided for under this Agreement) being subject to and not in compliance with Code Section 409A. For purposes of this Agreement, if necessary to avoid the imposition of additional taxes upon the Grantee under Code Section 409A, the Grantee’s employment will not be considered to have terminated until and if the Grantee has experienced, in respect of the Company or a Subsidiary (or successor thereto), as applicable, a “separation from service” within the meaning of Treasury Regulation section 1.409A-1(h). Where Common Stock is required by this Agreement to be issued to the Grantee (and where dividend equivalent amounts are required to be paid to the Grantee) within a 15 day period following an applicable vesting date, the Company shall determine when during that 15 day period the Common Stock will be issued and the dividend equivalent amount will be paid to the Grantee.  If and to the extent necessary to avoid the imposition of additional taxes upon the Grantee under Code Section 409A, if the Grantee is entitled to receive Common Stock or dividend equivalent amounts upon or as a result of the Grantee’s separation from service, and if the Grantee is a “specified employee“ (within the meaning of Treasury Regulation section 1.409A-1(i)) on the date of his or her separation from service, notwithstanding any other provision of this Agreement to the contrary, such Common Stock shall be issued and such dividend equivalent amounts shall be paid to the Grantee no earlier than the earliest to occur of (i) the day next following the date that is the six-month anniversary of the date of the Grantee’s separation from service, or (ii) the date of the Grantee’s death.

[signature page follows]

Diplomat Pharmacy, Inc.

By

Name:
Its:

The undersigned hereby acknowledges having read this Agreement and agrees to be bound by all provisions set forth herein.

Dated as of:	GRANTEE:

Name: